Exhibit 99.1

A. H. Belo Corporation Announces Third Quarter 2015

Financial Results from Continuing Operations

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported results for the third quarter of 2015, which reflects total revenue of $66.9 million, an increase of 1.5 percent over the $65.9 million of revenue reported in the prior year quarter.  This increase is principally due to the 6.1 percent increase in advertising and marketing services revenue from $36.9 million in the third quarter of 2014 to $39.2 million this quarter.

Jim Moroney, chairman, president and Chief Executive Officer, said, “We continue to be encouraged by the growth we are seeing in digital advertising and marketing services, which is helping to offset the continuing pressure on print advertising revenue. In the third quarter of 2015, digital advertising revenue increased by $0.7 million, or 12.6 percent, to $6.5 million compared to the third quarter of 2014, and marketing services revenue more than doubled from the $2.4 million of revenue reported in the prior year quarter to $5.4 million. As I indicated last quarter, our digital and marketing services revenues continue to grow and on a year-to-date basis represent 15.7 percent of total revenue.

Operating loss in the third quarter of 2015 exceeded operating income in the prior year by $3.6 million,  primarily due to investments associated with the expansion of our marketing services businesses and severance-related expenses of $2.8 million.

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P.O. Box 224866     Dallas, Texas  75222-4866     Tel. 214.977.8200     Fax 214.977.8201

www.ahbelo.com     Deliveries:  508 Young Street     Dallas, Texas  75202

A. H. Belo Corporation Announces Third Quarter 2015 Financial Results

from Continuing Operations

October 29, 2015

Net loss from continuing operations was $0.18 per share, on a diluted basis, in the third quarter of 2015, a decrease of $0.28 per share compared to the third quarter of 2014.  This decrease is primarily due to a $3.5 million gain recorded in 2014 for an economic parity payment related to the sale of the Company’s investment in Classified Ventures and $2.8 million of additional costs in 2015 associated with a voluntary severance option and other headcount reductions.

As of September 30, 2015, cash and cash equivalents were $79.7 million, and the Company had no debt.

Jim Moroney, chairman, president and Chief Executive Officer, said, “We are pleased with the results of our revenue diversification and expense reduction measures.  The combination of these measures has allowed us to maintain a stable cash position during the third quarter and throughout the year. The Company will continue to focus on the development and growth of our digital and marketing services businesses in order to strengthen their contribution to operating profits. We will continue to look for other opportunities that leverage the Company’s resources and provides our sales organization with more marketing solutions which they can offer to our customers.”

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P.O. Box 224866     Dallas, Texas  75222-4866     Tel. 214.977.8200     Fax 214.977.8201

www.ahbelo.com     Deliveries:  508 Young Street     Dallas, Texas  75202

A. H. Belo Corporation Announces Third Quarter 2015 Financial Results

from Continuing Operations

October 29, 2015

Third Quarter Results from Continuing Operations

Total revenue was $66.9  million in the third quarter of 2015, an increase of $1.0 million or, 1.5 percent, compared to the prior year period.

Revenue from advertising and marketing services, including print and digital revenue, increased 6.1 percent.  Marketing services revenue more than doubled from the prior year period as a result of growth of Speakeasy and the acquisition of DMV Digital Holdings.  The acquired marketing services businesses contributed $2.4 million of incremental revenue.  Increases in marketing services revenue were offset by declines in display and classified advertising revenues which decreased 6.1 percent and 13.4 percent, respectively. Preprint advertising was essentially flat to the prior year, declining only 0.2 percent on a year over year basis.

Circulation revenue decreased 4.4 percent to $20.3  million due to declining volumes, substantially offset by higher rates.

Printing, distribution and other revenue decreased 4.1 percent to $7.4  million in the third quarter of 2015 due primarily to lower volumes associated with mailed advertisements and lower commercial printing volumes from regional and community papers, partially offset by growth in CrowdSource revenue, our event marketing services company.

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P.O. Box 224866     Dallas, Texas  75222-4866     Tel. 214.977.8200     Fax 214.977.8201

www.ahbelo.com     Deliveries:  508 Young Street     Dallas, Texas  75202

A. H. Belo Corporation Announces Third Quarter 2015 Financial Results

from Continuing Operations

October 29, 2015

Operating expense in the third quarter was $70.0 million, a 7.0 percent increase compared to the prior year period.  Operating expense increased by $1.4 million for the publishing segment, primarily due to higher severance-related costs of $2.8 million,  partially offset by lower newsprint expense of $0.9 million.  The severance costs incurred are associated with a third quarter voluntary severance option offered to the Company’s newsroom employees and other employee reduction initiatives. The Company anticipates annual savings of approximately $4.6 million and reduced headcount of 45 after resources are reinvested to build stronger digital capabilities within the newsroom.

Newsprint expense in the third quarter decreased $0.9 million, or 18.7 percent, compared to the prior year period as consumption dropped 12.7 percent to approximately 7,500 metric tons and the average purchase price per metric ton decreased 11.0 percent.

As of September 30, 2015, A. H. Belo had approximately 1,100 full-time equivalent employees, a decrease of 16 percent compared to the prior year period, primarily due to the sale of The Providence Journal during the third quarter of 2014.

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P.O. Box 224866     Dallas, Texas  75222-4866     Tel. 214.977.8200     Fax 214.977.8201

www.ahbelo.com     Deliveries:  508 Young Street     Dallas, Texas  75202

A. H. Belo Corporation Announces Third Quarter 2015 Financial Results

from Continuing Operations

October 29, 2015

Financial Results Conference Call

A. H. Belo will conduct a conference call on Thursday, October 29, 2015, at 9:00 a.m. CDT to discuss financial results.  The conference call will be available via webcast by accessing the Company's website (www.ahbelo.com/invest).  An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.

To access the listen-only conference call, dial 1-800-230-1096 (USA) or 612-288-0337 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 3:00 p.m. CDT on October 29 until 11:59 p.m. CST on November 5, 2015.  The access code for the replay is 370660.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and marketing and event marketing services.  With a continued focus on extending the Company's media platform, A. H. Belo is able to deliver news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles.  For additional information, visit ahbelo.com or email invest@ahbelo.com

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P.O. Box 224866     Dallas, Texas  75222-4866     Tel. 214.977.8200     Fax 214.977.8201

www.ahbelo.com     Deliveries:  508 Young Street     Dallas, Texas  75202

A. H. Belo Corporation Announces Third Quarter 2015 Financial Results

from Continuing Operations

October 29, 2015

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenue, expense, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner and the resulting potential effects on operations; challenges attracting and retaining key personnel; challenges in consummating asset acquisitions or dispositions upon acceptable terms; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.

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P.O. Box 224866     Dallas, Texas  75222-4866     Tel. 214.977.8200     Fax 214.977.8201

www.ahbelo.com     Deliveries:  508 Young Street     Dallas, Texas  75202

A. H. Belo Corporation
Condensed Consolidated Statements of Operations
	Three Months Ended September 30,		Nine Months Ended September 30,

In thousands, except share and per share amounts (unaudited)	2015	2014	2015	2014
Net Operating Revenue
Advertising and marketing services	$39,184	$36,941	$114,247	$114,918
Circulation	20,279	21,219	62,133	63,458
Printing, distribution and other	7,445	7,763	—	21,200
Total net operating revenue	66,908	65,923	176,380	199,576
Operating Costs and Expense
Employee compensation and benefits	29,041	24,265	81,649	78,151
Other production, distribution and operating costs	30,562	29,846	93,037	87,930
Newsprint, ink and other supplies	7,266	7,910	23,275	24,012
Depreciation	2,780	3,341	8,695	10,099
Amortization	361	61	1,107	121
Total operating costs and expense	70,010	65,423	207,763	200,313
Operating income (loss)	(3,102)	500	(8,743)	(737)
Other Income (Expense), Net
Income (loss) on equity method investments, net	(564)	(953)	(288)	17,206
Other income (loss), net	(489)	3,878	(912)	4,136
Total other income (expense), net	(1,053)	2,925	(1,200)	21,342
Income (Loss) from Continuing Operations Before Income Taxes	(4,155)	3,425	(9,943)	20,605
Income tax provision (benefit)	(188)	1,156	(5,601)	3,475
Income (Loss) from Continuing Operations	(3,967)	2,269	(4,342)	17,130
Income from discontinued operations	—	643	—	3,766
Income (Loss) related to the divestiture of discontinued operations, net	(52)	17,134	(62)	17,109
Tax expense from discontinued operations	—	1,652	—	1,698
Income (Loss) from Discontinued Operations, Net	(52)	16,125	(62)	19,177
Net Income (Loss)	(4,019)	18,394	(4,404)	36,307
Net loss attributable to noncontrolling interests	(63)	(50)	(219)	(80)
Net Income (Loss) Attributable to A. H. Belo Corporation	$(3,956)	$18,444	$(4,185)	$36,387
Per Share Basis
Basic
Continuing operations	$(0.18)	$0.10	$(0.19)	$0.74
Discontinued operations	—	0.74	—	0.87
Net income (loss) attributable to A. H. Belo Corporation	$(0.18)	$0.84	$(0.19)	$1.61
Weighted average shares outstanding
Basic	21,651,670	21,890,754	21,721,875	21,927,920
Diluted	21,651,670	21,991,716	21,721,875	22,039,248

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P.O. Box 224866     Dallas, Texas  75222-4866     Tel. 214.977.8200     Fax 214.977.8201

www.ahbelo.com     Deliveries:  508 Young Street     Dallas, Texas  75202

A. H. Belo Corporation
Condensed Consolidated Balance Sheets
	September 30,	December 31,
In thousands (unaudited)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$79,681	$158,171
Accounts receivable, net	32,259	34,396
Other current assets	15,309	13,323
Assets of discontinued operations	—	565
Total current assets	127,249	206,455
Property, plant and equipment, net	50,980	61,589
Intangible assets, net	45,624	25,238
Other assets	4,294	5,465
Total assets	$228,147	$298,747
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$12,522	$12,904
Accrued expenses and other current liabilities	14,725	72,065
Advance subscription payments	15,356	15,894
Liabilities of discontinued operations	—	543
Total current liabilities	42,603	101,406
Long-term pension liabilities	61,455	65,859
Other liabilities	4,905	5,463
Noncontrolling interests - redeemable	1,263	—
Total shareholders’ equity	117,921	126,019
Total liabilities and shareholders’ equity	$228,147	$298,747

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P.O. Box 224866     Dallas, Texas  75222-4866     Tel. 214.977.8200     Fax 214.977.8201

www.ahbelo.com     Deliveries:  508 Young Street     Dallas, Texas  75202